CONSENT OF INDEPENDENT AUDITORS


The Trustees and Shareholders
Evergreen Select Equity Trust:

     We consent to the use of our report dated July 31, 1998 for Evergreen Select Strategic Value Fund, Evergreen Select Diversified Value Fund, Evergreen Select Large Cap Blend Fund, Evergreen Select Common Stock Fund, Evergreen
Select Strategic Growth Fund, Evergreen Select Equity Income Fund, Evergreen Select Small Company Value Fund, Evergreen Select Social Principles Fund, Evergreen Select Balanced Fund and Evergreen Select Small Cap Growth Fund incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectuses and "Independent Auditors" in the statement of additional information included herein.



                                        /s/ KPMG Peat Marwick LLp
                                        KPMG Peat Marwick LLP


Boston, Massachusetts
October 28, 1998